SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

April 30, 2012
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(Date of Report)

ALANCO TECHNOLOGIES, INC.
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(Exact name of Registrant as specified in its charter)

0-9437
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(Commission File No.)

ARIZONA                        86-0220694
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(State or other jurisdiction)    (IRS Employer Identification No.)

7950 E. ACOMA DRIVE, SUITE 111, SCOTTSDALE, ARIZONA  85260
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(Address of Principal Executive Office)       (Zip Code)

(480) 607-1010
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(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

(  ) Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

(  ) Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

(  ) Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

(  ) Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01            Entry into a Material Definitive Agreement

    Effective April 25, 2012, Alanco Technologies, Inc. (“Company”) purchased 300,000 shares of Series A Convertible Preferred Stock (“Preferred Shares”) issued by
   Symbius Financial, Inc. (“Symbius”) the developer and provider of PayEarly loan products.  PayEarly is a payroll loan product offered primarily through payroll provider partners using PayEarly’s unique software, seamlessly incorporated within the payroll provider’s payroll software platforms to process the loans.
    The PayEarly loan product is provided directly to the employee.

    The Series A Convertible Preferred Shares acquired are convertible into 300,000 shares of Symbius Common Stock, or an approximate 24% ownership.  Under terms of the transaction, Alanco paid $150,000 for the Series A Convertible Preferred Shares at closing and agreed to provide a secured credit line ($100,000 available at Closing)
    in the form of a term loan that, upon Symbius achieving certain financial objectives, can reach a maximum of $250,000.  The term loan is secured by all assets of Symbius, bears interest at 7 ½% and is repayable over a period of up to 17 months with payments commencing January 1, 2013.  In addition, Alanco obtained options, exercisable for 12 months from date of close, from major Symbius founders to acquire up to 250,000 Symbius common shares currently outstanding at $1.50 per share and Symbius warrants, effective for a period of 24 months from date of close, whereby Alanco can acquire up to 250,000 newly issued shares of common stock at a price of $1.50 per share.  Finally, the parties agreed that Alanco would have the right to acquire from shareholders through December 31, 2012 any remaining outstanding Symbius common shares in consideration of Alanco Common Stock at a ratio of 1.5 shares of Alanco for each share of Symbius and at a ratio of 2 shares of Alanco for each share of Symbius from January 1, 2013 to
    December 31, 2013.  The Company anticipates reporting future operating results of Symbius under the Equity Method.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                             Alanco Technologies, Inc.

                             By      /s/ John A. Carlson
                                Name: John A. Carlson
                                Title:   Director, Executive VP and CFO

Date: April 30, 2012